EXHIBIT 99.1

News Release:

CONTACT:  Thomas W. Schneider, President & CEO, (315) 343-0057

Pathfinder Bank Announces Plans to Open New Branch

OSWEGO, New York (April 4th, 2018) – Pathfinder Bank announces the purchase of a former bank branch building located at 3775 State Route 31 in the Town of Clay. The opening, scheduled for October, after interior renovations are complete, will mark the third banking office in Onondaga County.

The new office will be a full service branch, offering a wide array of financial services including retail, residential mortgage, commercial lending, and wealth management services, as well as teller and ATM drive-thru service. The Bank plans to hire six new employees, which would increase our total number of employees to 160.

“Our commitment to Onondaga County continues to grow, as does the communities support of our presence,” says Tom Schneider, President and CEO of Pathfinder Bank. “Our business model involves full engagement and leadership in the communities we serve. We seek to assist customers and the community and strengthen the economic, social, civic, and cultural fabric of our communities. We recognize a need to provide our customers with more convenience and have been searching for a new location that would enhance our accessibility. Now that we have found one, we look forward to becoming an even more visible and vital part of the communities we serve. We greatly appreciate the help that The New York State Department of Financial Services has provided throughout this entire project.”

Pathfinder’s newest location will sit alongside the proposed Widewaters Commons located at 3715 Route 31, west of an existing Kohl’s store and about a mile west of Route 481. Widewaters Commons, a project of Widewaters Group, is about halfway through the planning board approval process. The proposal calls for a 100,000-square-foot-plus retail complex with restaurants and stores. Widewaters Group is a Syracuse-based real estate development and management company with over than 30 years of development, construction, management and investment experience.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.